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                                                                  EXHIBIT 23(c)

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement for the registration of $250,000,000 of 9% Senior Subordinated Notes due 2009 on Form S-4 of United Rentals (North America), Inc. of our report dated February 3, 1998 with respect to the combined financial statements of BNR Group of Companies as of March 31, 1997 and 1996 and for the years ended March 31, 1997 and 1996 which report appears in the Form 8-K/A of United Rentals (North America), Inc. dated February 4, 1998. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement.

KPMG LLP
Waterloo, Canada
June 1, 1999